                                                                 Exhibit 10.13




January 23, 1997



Mr. Lattimore Michael
Mr. Steve King
Back Yard Burgers, Inc.
2678 Colony Park Drive
Memphis, TN 38118

Dear Sirs,

Trust One Bank is pleased to make the following commitment:

Borrower:  Back Yard Burgers, Inc.

Loan Amount: Up to $765,000, subject to the lower of 80% of cost or appraised value.

Construction Loan Interest Rate: Trust One Bank Prime Rate plus one percent (1.0%), floating.

Construction Loan Fee:  One-half of one percent, or $3,825.00.

Collateral: First mortgage on property with approximately 29,500 feet and building to be constructed at the corner of Germantown Parkway and Dexter. All ff&e at this location also to be taken as collateral

Terms: Construction period of up to 6 months, with interest only payable monthly. Loan to convert to a term loan at the completion of construction or at six months, whichever occurs first. The term loan shall be amortized over a 10 year period with a 5 year maturity.

Term loan interest rate: Prime plus one percent, fixed at the time of conversion to the term loan.

Loan Charges: Borrower hereby agrees to pay all expenses directly related to the loan incurred, or to be incurred, in its making, servicing, or collection, including, without limitation, appraisal fee, survey, title search, title polciy, envirnomental survey, recording fees, attorneys fees, and any other closing fees.

Other terms and conditions:

1) Borrower shall provide Bank with quarterly 10Q reports, as well as copies of annual audited financial statements.

2) Borrower shall maintain their operating accounts with Trust One Bank.

3) Borrower shall provide certificate of insurance, with bank named as mortgage holder on the collateral.

4) Borrower agrees to provide bank with appraisal, title policy, survey, and environmental phase I survey.

5) Borrower agrees to provide evidence of builders risk, workers compensation and and general liability.

6) The borrower shall maintain a debt service coverage ratio of 2:01:1.00. This covenant shall be measured quarterly, The coverage shall be calculated as net income+dep.+interest divided by total bank and leasing debt service requirement.

7) The $250,000.00 line of credit will be renewed until this trancaction is closed, at which time the line shall be lowered to $150,000.00. The $75,000 certificate of deposit which serves as partial collateral for the line of credit will be reduced to $50,000. The maturity of the line of credit shall be January 22, 1998.

Please note that this commitment letter merely highlights the terms and conditions of the commitment, with the terms and conditions fully detailed in our loan documentation. Should you wish to accept this commitment, please indicate by signing below. The commitment letter shall have a maturity date of May 1, 1997.

Sincerely,



Julie L. Cutler
Senior Vice President

Accepted and agreeded to this _____day of _____________, 1997.

By:
   ------------------------------
     Mr. Steve King
Title:
      ---------------------------
By:
   ------------------------------
     Mr. Lattimore Michael
Title:
      ---------------------------